Exhibit 10.3

Tyrrells Potato Chips Limited

Tyrrells Court, Stretford Bridge

Leominster, Herefordshire HR6 9DQ

Telephone: 01568 720244 Fax: 01568 720455

24 June 2010

Dear David

I am writing to set out the terms of your employment with Tyrrells Potato Chips Limited (the “Company”), from the Effective Date.

You will find a list of defined terms used in this Agreement and provisions dealing with its interpretation in Clause 20.

1.	YOUR APPOINTMENT

1.1	Capacity

The Company will employ you as Chief Executive Officer of the Company on the terms of this Agreement. You agree that you will serve the Company in that capacity or in such other capacity of similar status as may reasonably be required of you from time to time by the Board.

1.2	Articles of association

As a director of the Company and of any Associated Company, you will comply with the obligations and restrictions imposed on directors in the relevant articles of association from time to time. You will not, without the prior written consent of the Board, voluntarily do, or refrain from doing, any act whereby your office as a director of any such company is or becomes liable to be vacated.

2.	YOUR DUTIES DURING YOUR APPOINTMENT

2.1	Duties and responsibilities

During your Appointment you will:

(a)	loyally and diligently perform such duties and exercise such powers for the Group as the Board may from time to time reasonably require and accept, without further payment, other offices within the Group;

(b)	report to the Chair of Tyrrells Group Holdings Limited and keep the Board of the Company properly and regularly informed about the business of the Group and your activities in those businesses:

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(c)	comply with the reasonable and lawful directions given from time to time by the Board:

(d)	comply with the Company’s internal codes of conduct for employees of the Group and all relevant policies and procedures:

(e)	co-operate with the Group in complying with its obligations on health and safety;

(f)	comply with your common law, statutory and fiduciary duties as a director;

(g)	promote and protect the interests of the Group, always giving it the full benefit of your knowledge, expertise and skill and not knowingly or deliberately do anything which is to its detriment including having any direct or indirect involvement in:

(i)	any situation whereby work or business opportunities are or may be diverted away from the Group; or

(ii)	discussions with any other employees of the Group, head-hunters or potential employers about your leaving the employment of the Company to join a new employer as part of a team of more than one person; and

(h)	immediately notify the Company Secretary or a director of the Company if you become aware of or involved in anything which adversely affects or may adversely affect the business, interests or reputation of any member of the Group;

and in each case, you will co-operate with the Company in any investigation which it may decide to carry out.

2.2	Commitment to role

(a)	You have no normal working hours but are required to work during normal business hours and such other hours as may be reasonably necessary for the proper performance of your duties for the Group. You agree that the duration of your working time is not measured or pre-determined and can be determined by you in a manner consistent with your Appointment:

(b)	You will (unless prevented by ill health or injury) devote the whole of your working time, attention and abilities during your Appointment to the business of the Group and will not without the prior written consent of the Board:

(i)	accept any other appointment, work for or be directly or indirectly engaged in or concerned with the conduct of any other business or prepare to do so whilst still employed; or

(ii)	be directly or indirectly financially interested in any such business, although this will not prevent you from holding or being interested in genuine investments representing not more than three per cent of any class of shares or securities in any company whether or not listed or dealt in on any recognised stock exchange.

2	TYRRELLS POTATO CHIPS LIMITED Reg. Office: Tyrrells Court, Stretford Bridge, Leominster, Hereford HR6 9DQ Company No. 04339626

2.3	Unauthorised benefit

You will not. without the prior written consent of the Board, directly or indirectly receive or retain any payment or benefit, either in respect of any business transacted (whether or not by you) by or on behalf of the Group or with a view to any such business being transacted.

3.	LOCATION

3.1	Base

You will be based at the Company’s head office and any other locations determined by the Board.

3.2	Mobility

You will be required to travel to and work at other locations within the United Kingdom on a temporary or permanent basis and overseas on a temporary basis in the performance of your duties.

4.	SALARY

4.1	Salary

Your Salary will be at the rate of £165,000 per annum (increased to £185,000 per annum with effect from 1 June 2010) inclusive of any director’s fees which you may be entitled to as a director of the Group. It will accrue from day to day and will normally be payable by equal instalments in arrears and will be subject to such deductions as may be required by law or under the terms of this Agreement.

4.2	Salary review

The Board will review your Salary annually, but such review does not necessarily imply an increase. The review will take account of such factors as the Board considers, in its absolute discretion, to be appropriate, which may include anticipated future performance or service and/or past performance of you and/or the Company and/or the Group, although it has no obligation to take any of these factors into account. Any increase in the rate of your Salary will be effective from the date agreed by the Board.

4.3	Bonuses

In addition to your fixed annual salary, you are entitled to participate in a 2010/11 bonus scheme. The bonus scheme is based on the Company’s performance as measured against EBITDA. The amount payable to you under the bonus scheme (if any) will be calculated in accordance with the provisions set out in the table at Schedule 3 and paid as detailed below. The bonus scheme considers the level of EBITDA achieved in consecutive 6 month periods. By way of example:

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•	If EBITDA in respect of the first 6 months of the 2010/11 financial year reaches £2.675.000. you will receive a bonus payment of £37.000 (i.e. 20% of the Salary). If EBITDA in respect of the second 6 months of the 2010/11 financial year reaches £3,553.000. you will receive a bonus payment of £13.900 (i.e. 7.5% of the Salary). You will, therefore, have received a total bonus payment for the 12 months of £50,900.

•	If EBITDA in respect of the first 6 months of the 2010/11 financial year reaches £2.794,000, you will receive a bonus payment of £46.300 (i.e. 25% of the Salary). If EBITDA in respect of the second 6 months of the 2010/11 financial year only reaches £2,000.000, you will receive no bonus payment. You will, therefore, have received a total bonus payment for the 12 months of £46,300.

The maximum payment under the bonus scheme will be capped at 50% of your Salary.

In relation to the bonus year 2010/2011, the half of the bonus payment due in relation to the first six months (if any) shall be made after the bonus payment receives board approval at the October 2010 board meeting, with the other half (in relation to the second six months) payable after this further bonus payment receives board approval at the April 2011 board meeting.

If your Appointment terminates for any reason whatsoever or you serve or receive notice under clause 10 of this Agreement before any bonus payment becomes due or is paid to you, you shall not be entitled to receive any bonus unless otherwise decided by the Board in its absolute discretion.

For the avoidance of doubt, this bonus entitlement is only in respect of the 2010/2011 financial year. You will have no entitlement to a bonus during any further years you work with the Company.

4.4	Monies owed to Group

The Group may deduct from any money owed to you any money which you owe to the Company or any Associated Company.

5.	EXPENSES

You will be entitled, on production of satisfactory evidence of payment or expenditure, to be reimbursed all reasonable out-of-pocket expenses properly and wholly incurred by you in the performance of your duties in accordance with the Company’s policy on expenses.

6.	ILL HEALTH AND INJURY

6.1	Salary during period of incapacity

If during your Appointment you are physically or mentally unable to perform your duties for the Group as a result of ill health or injury, you will, for so long as your Appointment continues, be entitled to your Salary during any period of incapacity of

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up to a total of 90 days (whether consecutive or not) in any period of 52 consecutive weeks. Thereafter, for so long as your Appointment continues any further payments will be limited to such Salary as may be determined in the sole discretion of the Board. As a condition of any such payment, you may be required to comply with Clause 11 (Obligations relating to Termination) as if your Appointment had been terminated. For the purpose of statutory sick pay, your qualifying days are Monday to Friday.

6.2	Evidence of incapacity

The payment of any such Salary will be:

(a)	subject to the production of satisfactory evidence from a registered medical practitioner for any period of absence in excess of seven consecutive days; and

(b)	inclusive of any statutory sick pay to which you may be entitled and the Company may deduct from your Salary the amount of any social security benefits you may receive or be entitled to receive.

6.3	Medical examination

At the request and expense of the Company. you will submit yourself to a medical examination by a doctor of the Company’s choice. The Company may make a request at any time whether or not you are unable to perform your duties for the Group as a result of ill health or injury. If the doctor is unable to confirm that you are fit to perform your duties or if there are factors which the doctor considers are relevant to the performance of those duties, you will co-operate in ensuring the prompt delivery of all relevant medical reports to the Company and will allow the Company access to any relevant medical report which has been prepared by a medical practitioner responsible for your clinical care.

6.4	Compensation from a third party

You will promptly inform the Company if you are unable to perform your duties as a result of ill health or injury caused by a third party for which compensation is or may be recoverable. In return for the Company continuing to pay your Salary during your Appointment, you will take such action as the Company may reasonably request in connection with pursuing a claim against that third party, in order to recover for the benefit of the Company the costs of continuing your Appointment. You will keep the Company regularly informed of the progress of any claim, provide such information about it as the Company may from time to time reasonably require, and will immediately notify the Company in writing of any compromise, settlement, award or judgment. You will, on request, refund to the Company the lesser of either the amount recovered by you (after deducting any related costs borne by you) or the aggregate cost of the Salary and other benefits paid to you during your ill health or injury. You will hold these proceeds on trust for the Company to apply them in repayment of this obligation.

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6.5 Termination on ground of ill-health

If you have been incapacitated by ill health or injury for the initial period set out in Clause 6.1, the Company may, at any time prior to both your full recovery and full return to work and notwithstanding any other provision of this Agreement, terminate your Appointment with immediate effect by notice in writing to you.

7.	HOLIDAYS

7.1	Holiday entitlement

You will (in addition to normal public holidays) be entitled to 25 paid days’ holiday in each complete Holiday Year during your Appointment. You will take no fewer than 20 days holiday (including public holidays) in each Holiday Year and may carry forward up to five days holiday to the next holiday year with the prior written agreement of the Board, produced that such holiday is used by 31 March in that holiday year. This holiday is to be taken at such times as are convenient to the Company in line with its operational requirements and the availability of other directors of the Company. The Company may require you to take any outstanding holiday during any period of notice under Clause 10.1 (Period of notice) or for which you are not required to work pursuant to Clause 10.5 (Garden leave and projects).

7.2	Calculation of entitlement

The entitlement to holiday accrues pro rata throughout each Holiday Year. Any entitlement to holiday remaining at the end of any Holiday Year will (save where carried over pursuant to Clause 7.1) lapse and no Salary in lieu of such entitlement will be paid.

7.3	Holiday entitlement on Termination

On the Termination of your Appointment (other than by reason of Clause 10.2 (Termination with immediate effect) or where you terminate your Appointment in breach of its terms) you will be entitled to a Day’s Salary in lieu of each day’s holiday accrued due but not taken. If you have taken holiday in excess of your accrued entitlement, the Company may deduct a Day’s Salary for each excess day taken from any monies owed to you by the Company.

8.	BENEFITS DURING YOUR APPOINTMENT

8.1	Pension

You are entitled to join Tyrrells Group Limited’s stakeholder pension scheme designated by the Company currently provided by NFU Mutual. Details of the scheme and its terms are available from the Company Secretary. Your contributions may be deducted from your Salary. The Company will not make any contributions on your behalf.

8.2	Insurance

(a)	During your Appointment the Company will at its expense provide the following insured benefits:

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(i)	life assurance cover for you equal to two (2) times your Salary:

(ii)	private medical insurance for you and your spouse or Civil Partner and dependent children up to the age of 18 years of age.

The provision of these insured benefits will be subject to the provisions governing such insurance and on such terms as the Board may from time to time decide, including but not limited to deductibles, caps, exclusions and aggregate limits and the obtaining of insurance at reasonable rates of premium. If you wish to have details of the precise terms applicable in any given year, you should contact the Company Secretary.

(b)	You agree that the Company will have no responsibility for the decisions taken by the insurers about any claim by the Company or you and that there are no circumstances in which the Group can be liable to you for any such insured benefit, or loss of such insured benefit or benefits related to directors’ and officers’ liability insurance, which the insurers have declined to pay for whatever reason. Any such insured benefits will be subject always to the terms of the relevant insurance policy between the Company and the insurer.

8.3	Accommodation Allowance

The Company will provide you with a suitable accommodation allowance as determined by the Board from time to time to facilitate the performance of your duties for the Group. The allowance will be determined per annum and paid in equal monthly instalments.

9.	COMPANY CAR

9.1	Car Allowance

During your Appointment, the Company shall provide you with a non-pensionable car allowance which shall be reviewed by the Board periodically at its sole discretion, to be paid with your monthly salary in equal monthly instalments in arrears. At the time you commence your Appointment this shall be £10,000 per annum.

9.2	Expenses

You will be entitled, on production of satisfactory evidence of payment or expenditure, to be reimbursed for all reasonable sums expended on petrol in the performance of your duties.

10.	TERMINATION

10.1	Period of notice

Your Appointment will continue until either party gives to the other not less than six months’ written notice.

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10.2	Termination with immediate effect

The Company may, notwithstanding any other provision of this Agreement and irrespective of whether the grounds for Termination arose before or after your Appointment began, at any time by notice in writing to you, terminate it with immediate effect:

(a)	if a petition is presented or any order is made or any notice is issued convening a meeting for the purpose of passing a resolution for your bankruptcy or you become bankrupt or make any composition or enter into any deed of arrangement with your creditors generally:

(b)	if you are prohibited by law or by any decision of a regulatory body from being a director or taking part in the management of the Group;

(c)	if you are convicted of:

(i)	a criminal offence other than one which in the opinion of the Board does not affect your position as an employee of the Company, bearing in mind the nature of your duties and the capacity in which you are employed; or

(ii)	an offence relating to insider dealing;

(d)	if you commit, in the opinion of the Financial Services Authority, the civil offence of market abuse under the Financial Services and Markets Act 2000;

(e)	if you are guilty of any serious default or misconduct in connection with or affecting the business of the Group;

(f)	if you commit any serious or repeated breach of your obligations under this Agreement or are guilty of serious neglect or negligence in the performance of your duties; or

(g)	if you behave in a manner (whether on or off duty) which is likely to bring the Group into disrepute or materially prejudice its interests or which seriously impairs your ability to perform your duties.

10.3	Retirement

Notwithstanding any other provision of this Agreement, your Appointment will automatically cease without any notice being given on your 65th birthday, subject to the Company’s consideration of any request made by you to extend your Appointment beyond this date in accordance with the Employment Equality (Age) Regulations 2006. The statutory retirement procedure does not form part of your terms and conditions of employment.

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10.4	Payment of salary in lieu

(a)	Instead of requiring you to continue performing your duties and requiring the Company to provide you with duties during any unexpired period of your Appointment, the Company may, at its sole discretion, by written notice elect to terminate your Appointment with immediate effect and give you a payment of Salary for such unexpired period, less such deductions as are required by law.

(b)	The Company may by written notice elect to pay any sum due under Clause 10.5(a) in equal monthly instalments until the date on which your Appointment would otherwise have ended. In that event you undertake to take all reasonable steps to obtain alternative employment or work and will promptly notify the Company of such employment or work, the salary or fees due and the period to which they relate, supported if requested by documentation. The monthly instalments will then be reduced by the amount of such salary or fees payable for the remainder of the period for which they are due.

(c)	For the avoidance of doubt this Clause will not prevent the Company from terminating your Appointment in breach of its terms.

10.5	Garden leave and projects

If the Company wishes to terminate your employment or if you wish to leave the employment of the Company in either case before the expiry of the period of notice specified in Clause 10.1 and whether or not notice has been given under that Clause, the Company may require you:

(a)	to perform duties not within your normal duties or to undertake special projects, having regard to your skills and experience;

(b)	not to attend for work for all or any part of the period of notice (if notice has been given) or (if notice has not been given) for a period equivalent to the notice required to be given by you under Clause 10.1. For so long as you are not required to work during such period, you will remain an employee of the Company. You will continue to receive your Salary and other contractual entitlements and will continue to be bound by all the terms of this Agreement. You will not directly or indirectly work for any person, have any contact with any customer of the Group, or for business purposes, have contact with any employee of the Group without the prior written agreement of the Board. If you are not required to attend for work under this Clause the Company will be entitled to offset any outstanding accrued holiday due to you for each day of non-attendance.

11.	OBLIGATIONS RELATING TO TERMINATION

11.1	Your obligations

Upon the Termination of your Appointment or, in the case of Sub-clauses 11.1(b), 11. 1(c) and 11.1(d), upon the exercise by the Company of its right under Clause 10.5(b) (Garden leave and projects), you will:

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(a)	return to the Company the car provided to you pursuant to Clause 9.1(a) (Payment rules) and all keys and will not retain them in connection with any claim for compensation which you may have:

(b)	hand over to the Company all property belonging to any member of the Group or relating to its business (including but not limited to any Confidential Information and any Executive Intellectual Property and Executive Inventions) which may be in your possession or under your control, and without you or anyone on your behalf keeping copies of any reproduceable items or extracts from them and without having downloaded any information stored on any computer storage medium. You will, on being requested to do so. send to the Company Secretary a signed statement that you have complied with this Sub-clause 11.1(b): and

(c)	transfer without payment to such person as the Company nominates any nominee shares registered in your name and held in trust for the Company or any Associated Company.

11.2	Resignation of directorships

Upon the Termination of your Appointment or (if earlier) upon either party giving notice under Clause 10 (Termination) and the Company exercising its rights under Clause 10.4 (Payment of Salary in lien) or 10.5 (Garden leave and projects), you will resign at the request of the Company, without claim for compensation, from all offices held by you in the Group and from all trusteeships held by you of any pension scheme or other trusts established by the Company or any Associated Company. Should you fail to do so the Board is irrevocably authorised to appoint a person in your name and on your behalf to sign any documents and take such other steps as are necessary to give effect to such resignations. Such resignations will be given and accepted without prejudice to any claims which the Company and you may have arising out of or in connection with your Appointment and its Termination.

11.3	No right to compensation

Upon the Termination of your Appointment, you will have no rights as a result of this Agreement or any alleged breach of this Agreement to any compensation under or in respect of any share options or incentive plans in which you may participate or have received grants or allocations at or before the date your Appointment terminates. Any rights which you may have under such schemes will be exclusively governed by the rules of such schemes.

12.	STATEMENTS AND FURTHER ASSISTANCE

After the Termination of your Appointment you:

(a)	will not at any time make any adverse, untrue or misleading statement about any member of the Group or its officers or employees or represent yourself as being employed by or connected with any such company: and

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(b)	will co-operate with any member of the Group for whom you performed duties by providing such reasonable assistance as may be required in connection with any matters, where it considers that you have knowledge or information which is relevant to such matter. The provision of such assistance may include attending meetings, giving and signing statements and attending hearings. The Company will reimburse you for the reasonable out of pocket expenses incurred by you in providing such assistance.

13.	CONFIDENTIALITY, INTELLECTUAL PROPERTY RIGHTS AND RESTRICTIVE COVENANTS

You agree to be bound by the provisions of Schedule 1 (Confidentiality, intellectual property rights and restrictive covenants).

14.	DATA PROTECTION AND USE AND MONITORING OF EQUIPMENT

You agree that the provisions of Schedule 2 (Data Protection and use and monitoring of equipment) are part of your Appointment.

15.	CONTINUING OBLIGATIONS

The Termination of your Appointment will not affect the rights or remedies of either party against the other in respect of any prior breach of any of its provisions or the continuing obligations of either you or the Company under any provision of this Agreement expressed to have effect after your Appointment has terminated.

16.	CORPORATE RECONSTRUCTION

16.1	No claim for Termination in event of corporate reconstruction

If your Appointment terminates:

(a)	by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction;

(b)	as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation; or

(c)	as part of any arrangement for the transfer of the whole or part of the undertaking of the Company to an Associated Company and you are offered employment of a similar nature with any person resulting from such amalgamation or reconstruction or with any person with which the undertaking of the Company is amalgamated or with an Associated Company on terms which when taken as a whole are not less favourable to you than the terms of your Appointment, you will have no claim against the Company or any Associated Company in respect of the termination of your Appointment by reason of the events described in (a), (b) or (c) of this Clause.

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16.2	Transfer of Agreement

The Company may at any time during your Appointment by written notice substitute an Associated Company as your employer on the same terms and with the same responsibilities, whereupon this Agreement will remain in full force and effect except that the obligations and benefits previously owed to or enjoyed by the Company will be owed to or enjoyed by that Associated Company and accordingly references to the Company will thereafter be deemed to be references to that Associated Company. More than one such transfer may be made.

17.	DISCIPLINARY AND GRIEVANCE

The following information is supplied pursuant to the Employment Rights Act 1996 and reflects the Company’s current practice:

(a)	You are expected to exhibit a high standard of propriety, integrity and efficiency in all your dealings with and in the name of the Company and the Group and may be suspended (with pay) or required to take any accrued holiday entitlement during any investigation which it may be necessary for the Company to undertake. If it becomes necessary to take disciplinary action against you, it will normally be dealt with by a member of the Board or a member of the Board of the Company’s holding company not previously involved. If you are dissatisfied with any disciplinary decision (including dismissal), you should appeal against such decision to another member of the Board not previously involved or another senior person with connections to the Group’s business. The decision of the appeal hearing will be final and binding.

(b)	If you have any grievance relating to your Appointment or matters where you consider the Company or any other member of the Group is failing to comply fully with its legal obligations, you should refer such matter to another member of the Board. Should you remain dissatisfied with the decision made, an appeal may be made to another member of the Board not previously involved or another senior person with connections to the Group’s business. The decision of the appeal hearing will be final and binding.

18.	THIRD PARTIES

18.1	Enforcement of Agreement

This Agreement is entered into by the Company for itself and in trust for each Associated Company with the intention that each company will be entitled to enforce the terms of this Agreement directly against you.

18.2	Rights of third parties

The Contracts (Rights of Third Parties) Act 1999 will not create any rights in your favour in relation to the benefits granted now or at any time in connection with your employment.

19.	NOTICES

All notices and other communications relating to your Appointment will take effect if delivered, upon delivery: if posted, at the earlier of the time of delivery and (if posted in the United Kingdom by first class post) 10.00 a.m. on the second business day after posting: or if sent by facsimile, when a complete and legible copy of the

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communication has been received. Any communications posted to you should be sent to your last known domestic address or your last known home fax number. Any communications posted to the Company should be sent to the Company’s head office, for the attention of the Company Secretary or faxed to any fax number indicated by the Company for the use of confidential documents addressed to the Company Secretary,

20.	DEFINITIONS AND INTERPRETATION

20.1	Defined terms

In this Agreement:

“Appointment” means your employment on the terms of this Agreement;

“Associated Company” means any company which for the time being is:

(a)	a holding company (as defined in the Companies Act 2006) of the Company;

(b)	a subsidiary (as defined by the same section) or a subsidiary undertaking (as defined in the Companies Act 2006) of the Company or of any holding company of the Company; or

(c)	a company over which the Company or any holding company of the Company has control within the meaning of s995 of the Income Tax Act 2007;

“Board” means the board of directors of the Company, as constituted from time to time, including any duly appointed committee or nominee of the Board:

“Civil Partner” means a civil partner as defined by the Civil Partnership Act 2004;

“Confidential Information” means the confidential information and trade secrets included in paragraph 1.1 of Schedule 1;

“Day’s Salary” means 1/260th of your Salary;

“Effective Date” means 1 May 2010;

“Executive Personal Data” means Personal Data and Sensitive Personal Data:

“Executive Intellectual Property” means all Intellectual Property and all works in which Intellectual Property rights subsist or may subsist and any related materials which you alone or with one or more others make, originate or develop during the period of your employment with the Company (whether or not made, originated or developed during normal working hours) and which affect or relate to the business of the Group or are capable of being used or adapted for use in it:

“Executive Invention” means all inventions (which term bears the same meaning as the Patents Act 1977) which you alone or with one or more others may make, originate or develop during the period of your employment with the Company (whether or not made, originated or developed during normal working hours) and which affect or relate to the business of the Group or are capable of being used or adapted for use in it:

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“Group” means the Company and/or any Associated Company:

“Holiday Year” means the calendar year;

“Intellectual Property” means all present and future Intellectual property, including patents, utility models, trade and service marks, trade names, domain names, rights in designs, copyrights, moral rights, topography rights, rights in databases, trade secrets and know-how, in all cases whether or not registered or registrable and including registrations and applications for registration of any of these and rights to apply for the same, rights to receive equitable remuneration in respect of any of these and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world, in each case for its or their full term including all renewals and extensions;

“Personal Data” means personal data (as defined by sl(1) Data Protection Act 1998) about you;

“Salary” means the salary payable from time to time under Clause 4.1 (Salary);

“Sensitive Personal Data” means data about your:

(a)	racial or ethnic origins;

(b)	political opinions

(c)	religious beliefs or other beliefs of a similar nature;

(d)	membership of a trade union;

(e)	physical or mental health or condition;

(f)	sexual life; and

(g)	commission or alleged commission of any offence, or any proceedings for any offence committed or alleged to have been committed by you, the disposal of such proceedings or any sentence of any court in connection with such proceedings;

“Termination” means the ending of your Appointment however it arises and irrespective of its cause or manner but excluding wrongful termination by the Company in relation to Schedule 1, Paragraph 3 (Restrictive covenants).

20.2	Construction

(a)	The provisions of Part 22 Companies Act 2006 apply in determining whether you have an interest in any shares or other securities.

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(b)	References to acting directly or indirectly include acting alone or jointly with or on behalf of or by means of another person and/or giving advice or providing services with a view to assisting another person.

(c)	References to a person include an individual, firm, corporation and any other organisation however it is constituted and words denoting the singular include the plural and vice versa.

(d)	References to an individual holding a position in the Company or the Group mean the holder of that position from time to time or his or her nominee or such other representative as the Board may nominate.

(e)	References to statutory provisions are construed as references to those provisions as amended or re-enacted from time to time (whether before or after the date of this Agreement) and references to documents are construed as references to documents as replaced or amended from time to time after the date of this Agreement.

(f)	References to this Agreement include the Schedules which form part of this Agreement for all purposes.

(g)	Unless the context otherwise requires, references to Clauses and Schedules are to Clauses and Schedules to this Agreement and reference in a Schedule to Paragraphs are to Paragraphs of that Schedule.

21.	MISCELLANEOUS

21.1	Status of Agreement

(a)	This Agreement operates in substitution for and wholly replaces with effect from the Effective Date all terms previously agreed between the Company and you (including, but not limited to, the terms of the employment contract dated 11 February 2010) which will be deemed to have been terminated by mutual consent (although, for the purposes of the Employment Rights Act 1996, your previous employment with the Company counts as part of your continuous employment with the Company and your continuous employment accordingly began on 1 March 2010).

(b)	This Agreement constitutes the entire agreement and understanding between the parties. The Company will have no liability or remedy in tort against it in respect of any representation, warranty or other statement (other than those contained in this Agreement) being false, inaccurate or incomplete unless it was made fraudulently. You acknowledge that you are not entering into this Agreement in reliance on any representation, warranty or undertaking which is not contained in this Agreement.

(c)	No variation or addition to this Agreement and no waiver of any provision of it will be valid unless in writing and signed by or on behalf of both parties.

15	TYRRELLS POTATO CHIPS LIMITED Reg. Office: Tyrrells Court, Stretford Bridge, Leominster, Hereford HR6 9DQ Company No. 04339626

21.2	Jurisdiction

This Agreement will be construed in accordance with English law and the parties irrevocably submit to the jurisdiction of the English Courts to settle any disputes which may arise in connection with this Agreement.

I would ask you to confirm your acceptance of these terms by signing the attached copy and returning it to me.

Yours sincerely

/s/ Oliver Wyncoll

Oliver Wyncoll
Director, Tyrrells Group Holdings Limited
For and on behalf of
Tyrrells Potato Chips Limited

ON DUPLICATE:

I acknowledge receipt of the letter of which this is a copy and agree to its terms.

SIGNED as a deed by DAVID MILNER in	)	/s/ David Milner
the presence of:	)
)
Dated 24.6.10.	)

Witness’s signature:	/s/ Anthony Sills

Witness’s name (in capitals):	ANTHONY SILLS

Witness’s address:

16	TYRRELLS POTATO CHIPS LIMITED Reg. Office: Tyrrells Court, Stretford Bridge, Leominster, Hereford HR6 9DQ Company No. 04339626

SCHEDULE 1

CONFIDENTIALITY, INTELLECTUAL PROPERTY RIGHTS AND RESTRICTIVE

COVENANTS

1.	CONFIDENTIALITY

1.1	Confidential information

You acknowledge that during your Appointment you will have access to and will be entrusted with confidential information and trade secrets relating to the business of the Group. This includes but is not limited to information and secrets relating to:

(a)	corporate and marketing strategy, business development and plans, maturing business opportunities, sales reports and research results;

(b)	business methods and processes, manuals and operating procedures, technical information and know-how relating to the Group’s business and which is not in the public domain, including inventions, designs, programs, techniques, database systems, formulae and ideas;

(c)	business contacts, lists of customers, suppliers and distributors and details of contracts with them and their current or future requirements;

(d)	information on employees, including their particular skills and areas of expertise and their terms of employment;

(e)	stock levels, sales, expenditure levels and pricing policies;

(f)	budgets, management accounts, trading statements and other financial reports; and

(g)	any document marked “confidential” or any information not in the public domain.

1.2	Using Confidential Information

You will not during your Appointment (otherwise than in the proper performance of your duties and then only to those who need to know such Confidential Information) or thereafter (except with the prior written consent of the Board or as required by law):

(a)	divulge or communicate to any person (including any representative of the press or broadcasting or other media);

(b)	cause or facilitate any unauthorised disclosure through any failure by you to exercise all due care and diligence of; or

(c)	make use (other than for the benefit of the Group) of

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any Confidential Information relating to the business of the Group which may have come to your knowledge during your employment with the Company or in respect of which the Group may be bound by an obligation of confidence to any third party. You will also use your best endeavours to prevent the publication or disclosure of any such Confidential Information, These restrictions will not apply after your Appointment has terminated to Confidential Information which has become available to the public generally, otherwise than through unauthorised disclosure.

1.3	Returning Confidential Information

All notes, memoranda, and other records (however stored) made by you during your Appointment and which relate to the business of the Group will belong to the relevant member of the Group and will promptly be handed over to the Company (or as the Company directs) from time to time on request and at the end of your Appointment, without copies being kept by you or anyone else on your behalf.

2.	INTELLECTUAL PROPERTY RIGHTS

2.1	Executive Intellectual Property and Executive Inventions

(a)	Any Executive Intellectual Property and any Executive Inventions will be notified and disclosed by you to the Company in an appropriate manner as soon as it comes into existence irrespective of whether you are entitled to ownership of such Executive Invention.

(b)	Save as provided by law, any Executive Inventions or Executive Intellectual Property will belong to the Company or the relevant member of the Group. Insofar as permitted by law, you assign to the Company or the relevant member of the Group absolutely with full title guarantee free of any encumbrance (by way of present assignment of all future rights) all rights in Executive Inventions and Executive Intellectual Property and, to the extent that a future assignment is not effective, you agree to enter into such an assignment. Any Executive Inventions or Executive Intellectual Property which do not belong and cannot be assigned to the Company or the relevant member of the Group in accordance with this Paragraph 2.1 will insofar as permissible by law be held on trust by you for the benefit of the Company (or relevant member of the Group) until they are vested absolutely in the Company (or relevant member of the Group).

(c)	Save as provided by law and set out in this Schedule, you have no rights to additional remuneration or compensation in respect of any Executive Intellectual Property or Executive Invention.

2.2	Company interests

You acknowledge that, because of the nature of your duties and the particular responsibilities arising from those duties, your employment with the Company carries with it a special obligation to further the interests of the Company and other members of the Group.

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2.3	Your duties

(a)	You undertake that, at the Company’s expense and upon request (whether during or after the Termination of your Appointment), you will execute such documents, make such applications, give such assistance and do such acts and things as may be necessary to enable the Company or relevant member of’ the Group to enjoy the full benefit of this Paragraph 2. This will include the giving of assistance or advice (including giving evidence if so required) in connection with:

(i)	the prosecution of any applications for the registration of:

(ii)	any proceedings brought to prevent the infringement of; and/or

(iii)	any proceedings concerning or affecting the validity of any Executive Intellectual Property.

(b)	Should you fail to comply with a request under Paragraph 2.3(a) the Board is irrevocably authorised to appoint some person in your name and on your behalf to sign any documents and take such other steps as are necessary to give effect to this Paragraph 2.

3.	RESTRICTIVE COVENANTS

3.1	Scope of restrictive covenants

Without prejudice to Clause 2 (Your duties during your Appointment), during your Appointment and in the case of each of the Paragraphs (a)-(e) for the periods set out at the start of each Paragraph after the Termination of your Appointment, less (in the case of Paragraph 3.1(a) and (b) any period during which you are not required to attend for work pursuant to Clause 10.5 (Garden leave and projects), you will not (except with prior written consent of the Board) directly or indirectly do or attempt to do any of the following:

(a)	for 12 months, to any material extent, undertake, carry on or be employed, engaged or interested in any capacity in the supply or proposed supply of Restricted Services within the Territory. Restricted Services will be provided within the Territory if any business in which you are to be involved is located, or will be located, or is conducted or will be conducted, wholly or partly within the Territory;

(b)	for 12 months entice, induce or encourage a Restricted Customer to transfer or remove custom from the Company or any Associated Company:

(c)	for 12 months solicit or accept business from a Restricted Customer for the supply of Restricted Services; or

(e)	for 12 months:

(i)	entice, induce or encourage an Employee to leave or seek to leave his or her position with the Company or any Associated Company; or

(ii)	work with an Employee.

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in either case for the purpose of being involved in or concerned with the supply or proposed supply of Restricted Services regardless of whether or not that Employee acts in breach of his or her contract of employment with the Company or any Associated Company by so doing.

Nothing in Paragraph 3.1(a) will prevent you after the Termination of your Appointment from holding or being interested in bona fide investments representing not more than three per cent of any class of shares or securities in any company listed or dealt in on any recognised stock exchange. Nothing in Paragraph 3.1 (e)(ii) will prevent you working with an Employee during your Appointment or apply to an Employee who leaves his or her position with the Company or any Associated Company more than 12 months before or 12 months after the last day of your Appointment.

3.2	Defined terms in this Paragraph

For the purpose of this Paragraph 3:

(a)	“Restricted Services” means goods or services competitive with those which during or at the expiry of the Relevant Period the Company or any Associated Company was supplying or negotiating or actively and directly seeking to supply to any Customer for the purpose of Relevant Business but excluding such types of goods or services if they were only provided to persons who indicated unequivocally during the first six months of the Relevant Period that they would not be a customer for the purposes of Sub-Paragraph 3.2(b)(i);

(b)	“Restricted Customer” means a person:

(i)	who is at the expiry of the Relevant Period or who was at any time during the Relevant Period a customer of the Company or any Associated Company (whether or not goods or services were actually provided during such period) or to whom at the expiry of the Relevant Period the Company or any Associated Company was actively and directly seeking to supply goods or services, in either case for the purpose of Relevant Business; and

(ii)	with whom you or an Employee reporting directly to you working to any material extent in Relevant Business had dealings at any time during the Relevant Period or for whom you were responsible or about whom you were in possession of Confidential Information, in any such case in the performance of duties for the Company or any Associated Company.

Nothing in Paragraph 3.2(b)(i) will include a person who indicated unequivocally during the first six months of the Relevant Period that such person would not be a customer for the purposes of that Paragraph:

(c)	“Employee” means a person who:

(i)	is employed in or who renders services to Relevant Business of the Company or any Associated Company in a managerial or marketing or sales or distribution or senior capacity and earning a salary in excess of £40.000:

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(ii)	has responsibility for customers of the Company or any Associated Company or influence over them: or

(iii)	is in possession of Confidential Information about the Group’s business:

and who in any such case was so employed and so rendered services during the Relevant Period and who:

(iv)	had dealings with you during the Relevant Period: or

(v)	about whom at the end of the Relevant Period you had confidential or sensitive information by virtue of your duties;

(d)	“Relevant Business” means (i) the business manufacture of and/or the distribution and/or supply of potato and vegetable chips and other related products as carried on by Tyrrells and/or any other Group Company as the date hereof: and (ii) any other area of business of the Company or any Associated Company in which, pursuant to your duties, you were materially involved or were in possession of Confidential Information, in either case at any time during the Relevant Period:

(e)	“Relevant Period” means:

(i)	the period of your Appointment, in relation to your actions during your Appointment; and

(ii)	the period of 12 months ending on the last day of your Appointment or the period of your Appointment if shorter than 12 months, in relation to your actions following the end of your Appointment; and

(f)	“Territory” means the Member States of the European Union, the European Free Trade Area and the United States of America.

3.3	Severability

Each part of this Paragraph 3 constitutes an entirely separate and independent restriction and does not operate to limit any other obligation owed by you. whether that obligation is express or implied by law. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions.

3.4	Legitimate business interest

You acknowledge that each of the restrictions in this Paragraph 3 goes no further than is necessary for the protection of the Company’s and each Associated Company’s legitimate business interests.

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3.5	Future offers of employment

Before accepting any offer of employment either during your Appointment or during the continuance of the restrictions in this Paragraph 3. you will immediately provide to the person making such offer and its agents, including any head-hunter a complete signed copy of this Agreement.

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SCHEDULE 2

I.	DATA PROTECTION

1.1	Consent to process Executive’s Personal Data

For the purpose of the Data Protection Act 1998 you consent, by signing this Agreement, to the collection, holding, use, disclosure and processing (both electronically and manually) by the Company or any Associated Company (or a company appointed by them for such purposes) of the Executive Personal Data. This Executive Personal Data may be used for purposes relating to your employment and the operation, management, security and administration of the business of the Company or any Associated Company. This may include but is not limited to processing done in connection with:

(a)	administering and maintaining personnel records:

(b)	planning, paying and reviewing salary and other remuneration and benefits;

(c)	planning, providing and administering benefits whether statutory or contractual;

(d)	assessments of your performance or conduct including performance appraisals and reviews and for disciplinary and grievance procedure purposes;

(e)	maintaining sickness and other absence records;

(f)	maintaining health and safely records and ensuring a safe working environment;

(g)	taking decisions on your fitness to work and complying with obligations under the Disability Discrimination Act 1995;

(h)	providing references and information to future employers (whether inside the Group or outside the Group);

(i)	providing information to the appropriate external authorities for tax. social security and other purposes as required by law to comply with any statutory duty;

(j)	equal opportunities, ethnic monitoring and compliance with legal obligations in connection with them;

(k)	providing information to any future purchasers of the Company or to any transferees of the business in which you work, including but not limited to, for due diligence purposes: and

(I)	planning or reviewing options, in relation to the operation or management of the Group.

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1.2	Consent to transfer the Executive Personal Data

You also consent to the transferring of the Executive Personal Data to a country or territory outside the European Economic Area for any of the above purposes.

2.	USE AND MONITORING OF EQUIPMENT

2.1	Use of equipment

Unless you have the prior written consent of the Board, you will not use any computer hardware or software or any other technical equipment or systems owned, licensed or rented:

(a)	by the Company for any purpose other than to carry out your proper duties: or

(b)	by you or any person other than the Company for any purpose connected with the carrying out of your proper duties.

2.2	Monitoring use of equipment

You agree that the Group may monitor, intercept or record your use of office equipment, including but not limited to: email, the internet, your telephone and any mobile phone issued to you by the Company.

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SCHEDULE 3

BONUS SCHEME

Your bonus payment will be calculated in accordance with the following table:

First 6 months FY10/11			Second 6 months FY10/11[1]
EBITDA £k	Payout %	Payout £k	EBITDA £k	Payout %	Payout £k
2.240	2.5%	4.6	3.375	2.5%	4.6
2.299	5.0%	9.3	3.464	5.0%	9.3
2,358	7.5%	13.9	3.553	7.5%	13.9
2.437	10.0%	18.5	3.672	10.0%	18.5
2.497	12.5%	23.1	3.761	12.5%	23.1
2.556	15.0%	27.8	3,851	15.0%	27.8
2.615	17.5%	32.4	3,940	17.5%	32.4
2.675	20.0%	37	4.030	20.0%	37
2,734	22.5%	41.6	4.119	22.5%	41.6
2.794	25.0%	46.3	4,210	25.0%	46.3

[1]	NB: this is a figure for the second six months it is not a cumulative figure (i.e. it does not include any reference to EBITDA achieved during the first 6 months).

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STRICTLY PRIVATE & CONFIDENTIAL

1 August 2013

Dear David,

AMENDMENT OF NOTICE PERIOD

as letter is written by Tyrrells Potato Crisps Limited (and “we”, “us” and “our” shall be construed accordingly) and Crisps Bidco Limited (“Bidco’), We refer to: (i) the proposed acquisition of Tyrrells Group Holdings Limited (the “Company”) by Bidco subject to and conditional upon the terms of the sale and purchase agreement relating to the Company to be entered into by. amongst others, you and Bidco (the “SPA”); and (ii) the letter between us and you dated 24 June 2010 which sets out the terms of your employment (the “Service Contract”).

We are writing to you (in your capacity as our employee) to propose the following changes to the Service Contract which would take effect on and from the date of :his letter (but conditional upon completion of the SPA in accordance with its terms):

1.	The Service Agreement will be novated from us to Bidco. As a result, all of our rights, obligations and liabilities under the Service Contract shall be transferred to Bidco and Bidco will perform the Service Contract and be bound by its terms in every way as if it were the original party to it in place of us. You will be bound the terms of the Service Contract with Bidco in every way as if Bidco were the original party to it in place of us.

2.	The notice period applicable under the Service Contract shall be increased to twelve (12) months’ written notice and, accordingly, clause 10.1 (period of notice) of the Service Contract shall be deleted and replaced with the following:

10.1	Period of Notice

Your Appointment will continue until either party gives to the other not less than twelve (12) months’ written notice.

If you agree with the above changes to the terms of your employment, please execute and this letter where indicated below.

letter may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document

This letter and all matters, including any contractual and non-contractual rights and obligations of arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and the Courts of England shall have exclusive jurisdiction to hear and decide any claim, dispute or difference arising out of or in connection with it.

[remainder of page intentionally left blank]

EXECUTED and DELIVERED as a DEED	)
By TYRELLS POTATO CRISPS LIMITED	)
acting by Joanne Jones, a director	)	/s/ Joanne Jones
in the presence of:	)

Witness
Signature:	/s/ Tom Hagger
Name:	TOM HAGGER
Address:

Occupation:

EXECUTED and DELIVERED as a DEED	)
By CRISPS BIDCO LIMITED	)
acting by Carsten Hagenbucher a director	)	/s/ Carsten Hagenbucher
in the presence of:	)

Witness
Signature:	/s/ Matthew Anson
Name:	MATTHEW ANSON
Address:

Occupation:

[Signature page to letter amending David Milner’s service contract]

EXECUTED and DELIVERED as a DEED	)
by DAVID MILNER	)	/s/ David Milner
in the presence of:	)

Witness
Signature:	/s/ Tom Hagger
Name:	TOM HAGGER
Address:	TRAVERS SMITH LLP 10 SNOW HILL LONDON EC1A 2AL

Occupation:	Trainee Solicitor

[Signature page to letter amending David Milner’s service contract]

[ON HEADED NOTEPAPER OF CRISPS BIDCO LIMITED]

David Milner

2016

STRICTLY PRIVATE & CONFIDENTIAL

Dear David,

Changes to your contract of employment

This letter is written by Crisps Bidco Limited (and “we”, “us” and “our” shall be construed accordingly) and Tyrrells Potato Crisps Limited (“TPCL”). We refer to: (i) the proposed acquisition of Crisps Topco Limited and its subsidiaries (the “Tyrrells Group”) by Amplify Snack Brands, Inc (“Amplify”) (or one of its subsidiaries as appropriate) subject to and conditional upon the terms of the sale and purchase agreement relating to the Tyrrells Group dated             August 2016 (the “SPA”); and (ii) the letter between Tyrrells Potato Crisps Limited and you of 24 June 2010 (the “2010 Letter”), as amended by the letter between us and you of 1 August 2013 (the “2013 Letter”) setting out the terms of your employment (together the “Service Contract”).

We are writing to you (in your capacity as our employee) to propose the following changes to the Service Contract which would take effect on and from the date of this letter (but conditional on completion of the SPA in accordance with its terms):

1.	The Service Contract will be novated from us to TPCL so that TPCL shall be your employer. As a result, all of our rights, obligations and liabilities under the Service Contract shall be transferred to TPCL and TPCL will perform the Service Contract and be bound by its terms in every way as if it were the original party to it in place of us. You will be bound by the terms of the Service Contract with TPCL in every way as if TPCL were the original party to it in place of us.

2.	Clause 1.1 shall be deleted and shall be replaced by the following:

1.1	Capacity

The Company will employ you as International President, EVP of Amplify on the terms of this Agreement. You agree that you will serve the Company in that capacity or in such other capacity of similar status as may reasonably be required of you from time to time by the Board. You will report to the Chief Executive Officer of Amplify.

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3.	Clause 2.1(b) shall be deleted and shall be replaced by the following (but for the avoidance of doubt the remainder of Clause 2.1 shall not be amended):

2.1	Duties and responsibilities

(b)	report to the Chief Executive Officer of Amplify and keep the Board of the Company and the Chief Executive Officer of Amplify properly and regularly informed about the business of the Group and your activities in those businesses;

4.	Clause 2.2(a) shall be deleted and shall be replaced by the following (but for the avoidance of doubt the remainder of Clause 2.2 shall not be amended):

2.2	Commitment to role

(a)	You have no normal working hours but are required to work during normal business hours and such other hours as may be reasonably necessary for the proper performance of your duties for the Group. You agree that you may work for more than an average of 48 hours a week unless you notify us in writing at the time of signing this Agreement that you do not wish to do so. If you change your mind about the agreement to work for more than an average of 48 hours a week, you must give us three months’ notice in writing. If the Company requests, you must keep such records and permit such monitoring or restrictions of your working time as we require.

5.	A new Clause 3.3 shall be added as follows:

3.3	Relocation

It is agreed that on a date to be determined following completion of the SPA you will relocate to the Company’s new offices in London. The Company will reimburse the reasonable costs incurred by you in relation to such relocation.

6.	Clause 4.1(a) shall be deleted and shall be replaced by the following:

4.1	Salary

(a)	Your Salary will be at the rate of £276,000 per annum inclusive of any director’s fees which you may be entitled to as a director of any company in the Group. It will accrue from day to day and will normally be payable in equal monthly instalments in arrears and will be subject to such deductions as may be required by law or under the terms of this Agreement.

7.	Clause 4.3 shall be deleted and shall be replaced by the following:

4.3	Bonus

(a)

You will be eligible to participate in an annual bonus scheme subject to our being satisfied that targets relating to individual and company performance during a financial year have been met and subject to all other rules of such scheme from time to time. We will have absolute discretion over the individual and company performance targets set for each financial year. We will also have absolute discretion over the amount of bonus that you would receive if such individual and company targets were met (but confirm that

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your initial target bonus entitlement in the event that all such individual and company targets are met in full will be 65% of salary). We will notify you of the company and individual performance targets once they have been set and of any changes which are made to your target bonus entitlement. Although we aim to give notification at or before the start of the relevant financial year, we may notify you during the course of that financial year. Although we will take account of any representations that you may make before deciding whether targets have been met, whether we are satisfied that targets have been met is a matter for our discretion and a decision as to whether or not we are satisfied will be final.

(b)	If a bonus is awarded, we will normally pay the bonus no later than the end of the calendar month following the month in which the decision on the award of the bonus was made. However, we will not pay a bonus to you if at the date on which the bonus falls due to be paid you are no longer employed by us, or if either party has given the other notice of termination of employment.

(c)	Award of a bonus in one year will not give you any right to be awarded a bonus in any subsequent year. The amount of bonus awarded in one year should not be taken as an indication of likely bonus awards in subsequent years. We may, at any time, replace or discontinue a bonus scheme in respect of subsequent years.

(d)	Payments made and benefits conferred in respect of bonus will not be consolidated into base salary for any purpose, nor will they count towards any remuneration-related benefits such as pension entitlement or life assurance.

8.	Schedule 3 shall be deleted and shall not be replaced.

9.	Clause 5 shall be deleted and shall be replaced by the following:

5	EXPENSES

5.1	Expenses Generally

You will be entitled, on production of satisfactory evidence of payment or expenditure, to be reimbursed all reasonable out-of-pocket expenses properly and wholly incurred by you in the performance of your duties in accordance with the Company’s policy on expenses as applicable from time to time.

5.2	Accommodation Expenses

Without prejudice to the generality of Clause 5.1, you will be entitled, on production of satisfactory evidence of payment or expenditure, to be reimbursed all hotel expenditure incurred by you:

(a)	in the performance of your duties provided always that such expenditure is incurred in accordance with the guidelines set out in the Company’s policy on expenses as applicable from time to time; or

(b)	to allow you to stay near to the Company’s offices until your relocation to London.

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10.	Clause 8.1 shall be deleted and shall be replaced by the following:

8.1	Pension

(a)	You will be eligible to become a member of the Company’s group personal pension scheme (currently established through Aegon) in accordance with the rules of the scheme from time to time in force.

(b)	You will be required to pay such contributions to the scheme as may be required from time to time in accordance with the rules of the scheme and applicable law (including but not limited to UK auto-enrolment legislation). Such contributions will be deducted from your monthly salary and you consent to such deductions being made. The Company will pay such employer’s contributions to the scheme as may from time to time be required by the rules of the scheme and in accordance with applicable law (including but not limited to the UK auto-enrolment requirements).

(c)	A contracting out certificate is not in force in respect of your employment.

11.	Clause 8.3 shall be deleted and shall not be replaced. In addition, you hereby expressly waive your right to rely upon Clause 8.3 in relation to any failure by us to make accommodation allowance payments whilst Clause 8.3 was effective.

12.	Clause 9.1 shall be deleted and shall be replaced by the following:

9.1	Car

During your Appointment, the Company shall provide you with a car of a type appropriate to your status, such type being no less prestigious than (i) that you received prior to the date of this letter and (ii) which is otherwise provided to senior executives in the Parent’s group. Such car shall be provided to you in accordance with and subject to your compliance with the Company’s policy on company vehicles as applicable from time to time.

13.	Clause 10.3 shall be deleted and shall not be replaced.

14.	A new Clause 10.6 shall be added as follows:

10.6	Change in Control

(a)	For purposes of this Clause 10.6, the following terms shall have the following meanings:

“Cause” shall mean (i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Parent, the Company or any of its subsidiaries or affiliates; (ii) your indictment for any felony involving deceit, dishonesty or fraud, or any criminal conduct by you that would reasonably be expected to result in material injury or reputational harm to the Parent, the Company or any of its subsidiaries and affiliates if you were retained in your position; (iii) continued non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the CEO of Parent; (iv) a material breach by you of any of the provisions contained in the

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Agreement which has continued for more than thirty (30) days following written notice of such non-performance from the CEO of Parent; (v) a material violation by you of the Company’s written employment policies which has continued for more than thirty (30) days following written notice of such non-performance from the CEO of Parent; provided, that the cure period specified in this clause (v) shall not apply to material violations of any applicable restrictive covenant provisions, including those set forth in Schedule 1; or (vi) failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to reasonably cooperate or to produce documents or other materials in connection with such investigation;

“Change in Control” shall mean “Sale Event,” as such term is defined in the Parent’s 2015 Stock Option and Incentive Plan;

“Date of Termination” shall mean: (i) if your employment is terminated by the Company without Cause by notice given by the Company under clause 10.1, the date on which such notice expires (unless the Company exercises its discretion to pay you in lieu of notice under Clause 10.4 in which case the Date of Termination shall be the date on which the written notice referred to in Clause 10.4 is served on you); and (ii) if your employment is terminated by you with Good Reason by giving notice under clause 10.1, the date on which such notice (having been given after the end of the Cure Period) expires (unless the Company exercises its discretion to pay you in lieu of notice under Clause 10.4 in which case the Date of Termination shall be the date on which the written notice referred to in Clause 10.4 is served on you).

“Good Reason” shall mean that you have complied with the Good Reason Process following the occurrence of any of the following events without the your express written consent: (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in your Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) the material breach by the Parent or the Company of (A) this Agreement or (B) any other agreement between you (on the one hand) and the Parent or the Company or any of their subsidiaries or affiliates (on the other hand) relating to (x) any grant, award or issuance by the Parent of any equity or debt securities to you (including any stock option or restricted stock awards) or (y) indemnification of you by the Parent or the Company or any of their subsidiaries; or (iv) relocation of your principal place of employment by more than fifty (50) miles from its then current offices in London.

“Good Reason Process” shall mean that (i) you reasonably determine in good faith that a Good Reason condition has occurred; (ii) you notify the Parent or the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) you cooperate in good faith with the Parent’s or the Company’s efforts, as applicable, for a period not less than thirty (30) days following such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you give notice to terminate your employment under Clause 10.1 within sixty (60) days after the end of the Cure Period. If the Parent or the Company, as applicable, cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred; and

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“Parent” shall mean Amplify Snack Brands, Inc.

(b)	The provisions of this Clause 10.6 set forth certain terms of an agreement reached between you and the Group regarding your rights and obligations upon the occurrence of a Change in Control of the Parent. These provisions are intended to assure and encourage in advance your continued attention and dedication to your assigned duties and your objectivity during the pendency and after the occurrence of any such event. These provisions shall apply if a qualifying termination of employment occurs within twenty-four (24) months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning twenty-four (24) months after the occurrence of a Change in Control.

(c)	During your employment under this Agreement, if within twenty-four (24) months after a Change in Control, your employment is terminated by us without Cause or is terminated by you for Good Reason, then subject to you signing a separation agreement containing, among other provisions, a general release of claims in favour of the Group and related persons and entities, confidentiality, return of property, non-disparagement and payment to you by the Company of all contractual entitlements (including, without limitation, salary and benefits to the Date of Termination and payment in lieu of notice if the Company uses its discretion to make such a payment under Clause 10.4 and the notice period will not therefore be worked) in a form and manner satisfactory to the Parent (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming fully effective as a binding settlement agreement in accordance with the laws of England & Wales in respect of statutory employment rights, all within sixty (60) days after the Date of Termination:

(i)	the Company shall pay you an amount equal to one hundred percent (100%) of your Salary (or your Salary in effect immediately prior to the Change in Control, if higher) (subject to such deductions for tax and national insurance contributions as may be required); and

(ii)	notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, the vesting of all stock options and other stock-based awards outstanding and held by you shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the Date of Termination; and

(iii)	The amounts payable under this Clause 10.6 shall be paid out in substantially equal instalments in accordance with the Company’s payroll practice over twenty-four (24) months commencing within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one (1) calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment.

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(d)	The receipt of any severance payments or benefits pursuant to this Clause 10.6 shall be subject to you not breaching the provisions of Schedule 1. In the event that you breach the provisions of Schedule 1, in addition to all other legal and equitable remedies, the Company shall have the right to terminate or suspend all continuing payments and benefits to which you may otherwise be entitled pursuant to this Clause 10.6 without affecting your settlement and waiver of claims or your obligations under the Separation Agreement and Release.

(e)	Notwithstanding the foregoing, in the event of a Change in Control where the parties to such Change in Control do not provide for the assumption, continuation or substitution of equity awards of the Parent, any and all outstanding and unvested stock options and stock appreciation rights held by you with vesting, conditions, or restrictions that are solely time-based and that are not exercisable immediately prior to the effective time of the Change in Control shall become fully exercisable as of the effective time of the Change in Control and all other outstanding and unvested equity awards (including any restricted stock awards) held by you with vesting, conditions or restrictions that are solely time-based shall become fully vested and non-forfeitable as of the effective time of the Change in Control. Except to the extent expressly agreed to in writing by the Parent and you, any and all equity award agreements evidencing equity awards of the Parent issued to you from and after the date hereof shall be consistent with the terms of this Clause 10.6(e), notwithstanding any provisions to the contrary contained in any stock option, equity incentive, or similar plan in effect from and after the date hereof.

15.	Clause 21.2 shall be deleted and shall be replaced by the following:

21.2	Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of England & Wales and the courts of England & Wales shall have non-exclusive jurisdiction to hear and decide any disputes arising out of or in connection with it.

16.	The definition of “Territory” in paragraph 3.2(f) of Schedule 1 shall be deleted and shall be replaced by the following:

(f)	“Territory” shall mean England, Wales, Scotland, Northern Ireland, the Member States of the European Union, the European Free Trade Area, Australia and the United States of America and any additional area or territory in respect of which you or any person reporting to you had material dealings with a Restricted Customer.

17.	The final paragraph of the 2013 Letter (relating to jurisdiction and governing law) shall be deleted and shall be replaced by the following:

This letter shall be governed by and construed in accordance with the laws of England & Wales and the courts of England & Wales shall have non-exclusive jurisdiction to hear and decide any disputes arising out of or in connection with it.

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The remaining terms of your Service Contract shall remain unchanged.

If you agree to these changes to the terms of your employment, please execute this letter where indicated below.

This letter may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

This letter shall be governed by and construed in accordance with the laws of England & Wales and the courts of England & Wales shall have non-exclusive jurisdiction to hear and decide any disputes arising out of or in connection with it.

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EXECUTED and DELIVERED as a DEED by for and on behalf of CRISPS BIDCO LIMITED	) ) )	/s/ Carsten Hagenbucher
Director

in the presence of:
Signature of witness /s/ Sabrina Rappa
Name of witness Sabrina Rappa
Address of witness

Jumeirah Frankfurt

Occupation of witness

EXECUTED and DELIVERED as a DEED by for and on behalf of TYRRELLS POTATO CRISPS LIMITED	) ) )	/s/ Joanne Jones
Director

in the presence of:
Signature of witness /s/ Laura Sheppard
Name of witness
Address of witness

Occupation of witness

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EXECUTED and DELIVERED as a DEED by DAVID MILNER	) )	/s/ David Milner

in the presence of:
Signature of witness /s/ Adam Maran
Name of witness
Address of witness Travers Smith LLP
10 Snow Hill
London EC1A 2AL

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